Exhibit 10.13

AMENDMENT NO. 4
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND
AMENDMENT TO AMENDMENT LETTER RE COVENANTS 7.01 AND 7.03

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT AND AMENDMENT TO AMENDMENT LETTER RE COVENANTS 7.01 AND 7.03 (this “Amendment”), dated as of August 31, 2010, by and among K-SEA OPERATING PARTNERSHIP L.P. (“Borrower”), the several financial institutions party hereto (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral trustee for the Lenders, BANK OF AMERICA, N.A., as successor to LaSalle Bank, National Association and CITIBANK, N.A., as Co-Syndication Agents, and CITIZENS BANK OF PENNSYLVANIA and HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agents.

RECITALS

A.            Borrower, the Lenders, the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent are parties to an Amended and Restated Loan and Security Agreement, dated as of August 14, 2007 (as heretofore amended and supplemented, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Borrower, the Required Lenders and the Administrative Agent are parties to the Amendment Letter Re Covenants 7.01 and 7.03, dated as of June 30, 2010 (as heretofore amended and supplemented, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Letter”). Unless otherwise defined herein, all capitalized terms used herein or in the Acknowledgement and Consent annexed hereto shall have the meanings ascribed to them in the Loan Agreement.

B.            Borrower has requested that the Administrative Agent and the Lenders amend the Loan Agreement in certain respects and to extend the “Period” as such term is defined in the Letter.

C.            The Administrative Agent has advised Borrower that the Lenders party hereto are willing to agree to its requests to amend the Loan Agreement and the Letter on the terms and subject to the conditions set forth in this Amendment.

Accordingly, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.                                      CHANGE IN TRANCHE A COMMITMENTS.

(a)           Tranche A Commitments. From and after the Amendment No. 4 Effective Date, the Tranche A Commitment of each Tranche A Lender shall be the amount set forth opposite such Tranche A Lender’s name on Schedule 2.01 to the Loan Agreement (as amended hereby and attached hereto as Exhibit A) under the caption “Tranche A Commitment” as such amount may be reduced pursuant to the terms of the Loan Agreement, and such amount (if changed) shall supersede and be deemed to amend the amount of such Tranche A Lender’s Tranche A Commitment as set forth on Schedule 2.01 to the Loan Agreement as in effect immediately prior to the Amendment No. 4 Effective Date.

(b)           Adjustment of Outstanding Loans. If any Tranche A Loans are outstanding under the Loan Agreement on the Amendment No. 4 Effective Date, the Tranche A Lenders shall on the Amendment No. 4 Effective Date, at the direction of the Administrative Agent, make appropriate adjustments among themselves in order to insure that the amount (and type) of the Tranche A Loans outstanding to Borrower from each Tranche A Lender under the Loan Agreement (as of the Amendment No. 4 Effective Date) are proportionate to the aggregate amount of all of the Tranche A Commitments, after giving effect to the decrease in the Tranche A Maximum Amount and decrease in the amount of the Tranche A Commitments of each of the Tranche A Lenders. Borrower agrees and consents to the terms of this Section 1(b).

(c)           To the extent that, after giving effect to the decrease in the Tranche A Maximum Amount and decrease in the amount of the Tranche A Commitments of each of the Tranche A Lenders, the sum of the Tranche A Credit Exposures exceeds the Total Tranche A Commitments, Borrower shall, on the Amendment No. 4 Effective Date, prepay the Tranche A Loans in an amount sufficient to eliminate such excess.

2.             AMENDMENTS TO LOAN AGREEMENT.

(a)           Additional Definitions. Section 1.01 of the Loan Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“2010 Equity Issuance” means the purchase of newly issued limited partnership units in K-Sea by KA First Reserve, LLC such that the gross proceeds received by K-Sea is not less than $85,000,000.

“Amendment No. 4” means Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated as of August 31, 2010, among Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 4 Effective Date” means the date on which all the conditions to effectiveness contained in Section 3 of the Amendment No. 4 have been met.

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.

“Eligible Assignee” means (i) a Lender, (ii) a United States Affiliate of a Lender or an Approved Fund, and (iii) any other commercial bank, finance company, insurance company or other financial institution having a long-term unsecured debt rating or issuer credit rating, as the case may be, from Moody’s Investor Services, Inc.’s of at least Baal or Standard & Poor’s Ratings Services’, a division of The McGraw-Hill Companies, Inc., of at least BBB+ or its equivalent, in each case to the extent approved by the Administrative Agent; provided, however, that neither Borrower nor an Affiliate of a Borrower shall qualify as an Eligible Assignee. Notwithstanding the foregoing, the definition of Eligible Assignee shall not include any Person that is either a direct competitor of the Borrower and its Subsidiaries or any Person that directly or indirectly owns or controls 10% or more of any class of the voting or other equity interests of a direct competitor of the Borrower and its Subsidiaries.

“Financial Consultant” means MorrisAnderson, or such other financial consultant that the Administrative Agent designates from time to time.

“Growth CAPEX” means Capital Expenditures the proceeds of which shall be used for the acquisition or construction of vessels.

“Improvement CAPEX” means all Capital Expenditures other than those that constitute either Growth CAPEX or Maintenance CAPEX.

“May 2010 Budget” means that certain operating budget delivered by the Borrower to the Administrative Agent on May 14, 2010.

“Nigerian Vessel Sale” means that certain sale of the following vessels:

DBL 70 with an official number of 540401;

DBL 53 with an official number of 500121;

Baltic Sea with an official number of 551908; and

Coral Sea with an official number of 550670;

pursuant to the terms and conditions of that certain Consent, which if approved by all Lenders, shall include the requirement that the Borrower uses 100% of the net proceeds to partially prepay the Loans. For the avoidance of doubt, such partial repayment shall not reduce the Tranche A Commitments.

“Unfunded Growth CAPEX” means Growth CAPEX that is provided from either (i) operating cash flow of the Borrower or any of its Subsidiaries or (ii) from any proceeds of the Loans. Such term shall not include Growth CAPEX that is funded from debt (other than debt associated with the Loans) or from equity investments that occur after the Amendment No. 4 Effective Date.

“Unfunded Improvement CAPEX” means Improvement CAPEX that is provided from either (i) operating cash flow of the Borrower or any of its Subsidiaries or (ii) from any proceeds of the Loans. Such term shall not include Improvement CAPEX that is funded from debt (other than debt associated with the Loans) or from equity investments that occur after the Amendment No. 4 Effective Date.

(b)           Amendments to Definitions.

(i)            Applicable Margin. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Applicable Margin” in its entirety and substituting the following therefor:

“Applicable Margin” means, at all times during the applicable periods set forth below: (a) with respect to Base Rate Loans, during each period set forth below, the percentage set forth below under the heading “Base Rate

Margin” with respect to such period, (b) with respect to LIBOR Loans, during each period set forth below, the percentage set forth below under the heading “LIBOR Margin” with respect to such period and (c) with respect to the Commitment Fees, during each period set forth below, the percentage set forth below under the heading “Commitment Fee Margin” with respect to such period:

Period		Applicable Margin
When the Total Funded Debt to EBITDA Ratio is greater than or equal to	And less than	Base Rate Margin	LIBOR Margin	Commitment Fee Margin
6.00 to 1.00		4.750%	5.750%	0.875%
5.00 to 1.00	6.00 to 1.00	4.250%	5.250%	0.750%
4.50 to 1.00	5.00 to 1.00	3.750%	4.750%	0.625%
3.50 to 1.00	4.50 to 1.00	3.250%	4.250%	0.500%
2.50 to 1.00	3.50 to 1.00	2.750%	3.750%	0.450%
1.50 to 1.00	2.50 to 1.00	2.250%	3.250%	0.375%
	1.50 to 1.00	1.750%	2.750%	0.375%

Provided that commencing on January 1, 2011, all pricing associated with a ratio in excess of 6.00:1.00 shall increase by 0.500% and shall continue to increase an additional 0.500% for each fiscal quarter thereafter for each quarter that such ratio exceeds 6.00:1.00.

Changes in the Applicable Margin resulting from a change in the Total Funded Debt to EBITDA Ratio shall be based upon the certificate most recently delivered under Section 6.01(b) and shall become effective on the first day of the month immediately succeeding the date such certificate is required to be delivered to the Administrative Agent pursuant to Section 6.01(b). Notwithstanding anything to the contrary in this definition, (i) during the period commencing on the Amendment No. 4 Effective Date and ending on the date that the certificate to be delivered under Section 6.01(b) for the fiscal quarter ending September 30, 2010 is delivered to the Administrative Agent, the Applicable Margin shall be determined based on a Total Funded Debt to EBITDA Ratio of greater than or equal to 5.00 to 1.00 and less than 6.00 to 1.00 and (ii) if Borrower shall fail to deliver to the Administrative Agent such a certificate on or prior to any date required by Section 6.01(b), the Total Funded Debt to EBITDA Ratio shall be deemed to be greater than 6.00 to 1.00 from and including such date to the first day of the month immediately succeeding the date of delivery to the Administrative Agent of such certificate.

(ii)           Asset Coverage Ratio. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Asset Coverage Ratio” in its entirety and substituting the following therefor:

“Asset Coverage Ratio” means, at all times, the ratio of the Orderly Liquidation Value of all Pool Vessels that are part of the Collateral divided by the aggregate Revolving Credit Exposure of all Lenders.

(iii)          EBITDA. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “EBITDA” in its entirety and substituting the following therefor:

“EBITDA” means, with respect to any fiscal period of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, on a consolidated basis, the sum of:

(1)           the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)           to the extent that any of the items referred to in any of clauses (i) through (viii) below were deducted in calculating such net income:

(i)            Interest Expense of Borrower for such fiscal period;

(ii)           Federal, state, local and foreign income tax expenses of Borrower for such fiscal period;

(iii)          the amount of all depreciation and amortization for such fiscal period;

(iv)          non-cash stock compensation incurred during such fiscal period;

(v)           non-cash goodwill impairment charges incurred during such fiscal period;

(vi)          other non-cash expenses incurred during such fiscal period that are acceptable to the Administrative Agent;

(vii)         non-recurring losses in an aggregate amount not to exceed $1,700,000 incurred in connection with the sale of real property located at 150 South Main Street, Norfolk, Virginia so long as such property is sold for a gain of not less than $1,700,000 and such sale occurs before October 15, 2010;

(viii)        non-recurring insurance call cost in an aggregate amount not to exceed $1,029,000 incurred during the fourth quarter of the 2010 fiscal year;

(ix)          non-recurring costs and expenses, including, but not limited to, the fees and expenses associated with (i) the Financial Consultant, incurred in connection with this Amendment No. 4, or (ii) related to the Financial Consultant’s review as required under Section 6.23 of this Agreement, or (iii) the 2010 Equity Issuance; and

(x)           losses from the sale, exchange or other disposition of assets incurred during such period; minus

(3)           to the extent that any of the items described in clauses (i) or (ii) below were added in calculating such net income:

(i)            gains from sales, exchanges and other dispositions of assets not in the ordinary course of business; and

(ii)           non-cash gains.

(iv)        Liquidity. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Liquidity” in its entirety and substituting the following therefor:

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash of Borrower determined on a consolidated basis as of such date plus (b)(i) the lesser of (A) the Tranche A Maximum Amount as of such date and (B) the Orderly Liquidation Value of the Pool Vessels as of such date divided by 1.50 minus (ii) the aggregate Tranche A Credit Exposure of all of the Lenders as of such date.

(v)           Permitted Acquisition. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Permitted Acquisition” in its entirety and substituting the following therefor:

“Permitted Acquisition” means the purchase, holding or acquisition of (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, provided that, (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) such Person or business unit, as the case may be, is in a substantially related business as Borrower, (iii) Borrower shall have complied with the provisions of Section 6.18 with respect to such Person, and (iv) the total amount of consideration for all such Permitted Acquisitions in any fiscal year plus all amounts expended on Growth CAPEX for such fiscal year shall not exceed $30,000,000.

(vi)          Tranche A Maximum Amount. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Tranche A Maximum Amount” in its entirety and substituting the following therefor:

“Tranche A Maximum Amount” means, with respect to the Tranche A Facility, One Hundred Fifteen Million Dollars ($115,000,000.00), as such amount may be decreased in the aggregate in accordance with Section 2.06.

(vii)         Fixed Charge Coverage Ratio. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety and substituting the following therefor:

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) EBITDA less (i) Maintenance CAPEX, (ii) Unfunded Growth CAPEX in excess of the amounts set forth in the May 2010 Budget, (iii) Unfunded Improvement CAPEX in excess of the amounts set forth in the May 2010 Budget and (iv) cash Distributions made in the 2011 fiscal year and each fiscal year thereafter; divided by the sum of (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided, that, for any such determination, (i) EBITDA shall be adjusted to include, for the relevant four fiscal quarter period, pro forma EBITDA, and (ii) the Fixed Charges shall be adjusted to include the pro forma interest and debt service expenses associated with any acquired assets or entities, in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt service is incurred. Additionally, Fixed Charges shall be adjusted to include the pro forma reduction of Interest Expense associated with the prepayment of the Tranche A Loans that was funded by the 2010 Equity Issuance or any subsequent equity investment. For the purposes of calculating such pro forma reduction of Interest Expense associated with the 2010 Equity Issuance, such Interest Expense shall be reduced by $4,748,000 for the twelve month period ending September 30, 2010, by $3,453,000 for the twelve month period ending December 31, 2010, by $2,158,000 for the twelve month period March 31, 2011, and by $863,000 for the twelve month period June 30, 2011.

(viii)        Scheduled Principal Payments. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Scheduled Principal Payments” in its entirety and substituting the following therefor:

“Scheduled Principal Payments” means, with respect to any Person all scheduled payments of principal on Indebtedness paid by such Person during the twelve (12) calendar month period immediately preceding such date; provided, however, that the following shall be excluded in determining Scheduled Principal Payments (i) any such scheduled payments funded from third party refinancings or any asset sales or (ii) any such scheduled payments funded from any equity investments.

(c) Commitment Reduction. Section 2.06(c) to the Loan Agreement is hereby deleted in its entirety and the following new 2.06(c) is substituted therefor:

(c)           Borrower (i) may at any time terminate, or from time to time, reduce the Tranche A Commitments; provided that Borrower shall not terminate or reduce the Tranche A Commitments if, after giving effect to any concurrent prepayment of the Tranche A Loans in accordance with Section 2.08, the sum of the Tranche A Credit Exposures would exceed the total Tranche A Commitments and (ii) after the occurrence of any sale of Collateral, shall reduce the Tranche A Commitments in an amount equal to 100% of the Orderly Liquidation Value of such Collateral (as determined in accordance with the most recently delivered Appraisal of the Pool Vessels, which Appraisal shall be in form and substance satisfactory to the Administrative Agent.

(d)           Commitment Reduction. Section 2.06(e) to the Loan Agreement is hereby deleted in its entirety and the following new 2.06(e) is substituted therefor:

(e)           Each reduction of the Commitments hereunder shall be in an amount that is (i) in an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) with respect to any sale of Collateral as set forth in subsection (ii) of Section 2.06(c) of this Agreement (other than Collateral that is sold pursuant to the Nigerian Vessel Sale), an amount equal to 100% of the Orderly Liquidation Value of such Collateral, as applicable.

(e)           Prepayments Generally. Section 2.13(b) of the Loan Agreement is hereby amended by deleting the ratio “1.333 to 1.00” each time it appears therein and substituting “1.50 to 1.00” therefor.

(f)            Substitution of Pool Vessel. Section 3.02 of the Loan Agreement is hereby amended by deleting the ratio “1.333 to 1.00” each time it appears therein and substituting “1.50 to 1.00” therefor.

(g)           Fair Market Value. Section 3.03 of the Loan Agreement is hereby amended by deleting the ratio “1.333 to 1.00” each time it appears therein and substituting “1.50 to 1.00” therefor.

(h)           Financial Information and Other Information. Section 6.01 of the Loan Agreement is hereby amended by adding a new Section 6.01(f) and a new Section 6.01(g) hereto to read as follows:

(f)     Within ten (10) days of the first day of each calendar month and immediately prior to the sale of any assets, Borrower shall deliver to Lenders a borrowing base certificate, in form and substance satisfactory to the Administrative Agent, certified by a Financial Officer setting forth a reasonably detailed calculation of the Borrowing Base and the sum of all outstanding Loans and Letter of Credit Exposures.

(g)     Commencing on Friday, September 10, 2010 and every other Friday thereafter, Borrower shall deliver the financial status update to the Administrative Agent that includes 13-week rolling cash flow, monthly earnings, projections, updates on pending asset sales and any other information that the Administrative Agent requests from time to time, in form and substance satisfactory to the Administrative Agent; provided, however, that after March 31, 2011, no such financial update shall be required when the Total Funded Debt to EBITDA ratio is less than 5.00 to 1.00.

(i)              Pool Vessel Appraisals. Section 6.02 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 6.06 Pool Vessel Appraisals.

The Administrative Agency shall, in the absence of an Event of Default, conduct, and Borrower shall cooperate in the conduct of, a visual Appraisal of any or all of the Pool Vessels at Borrower’s expense at least once every twelve (12) month period of this Agreement, and upon the Administrative Agent’s request, once every six (6) month period, and at any time during the continuance of an Event of Default. The first period will commence on the April 1, 2010, with the Appraisal to be delivered no later than November 1, 2010; provided that Borrower will allow access to any Appraiser selected by the Administrative Agent to attend and appraise any Pool Vessel in drydock at any time on reasonable notice. Each fiscal year, Borrower shall provide the Administrative Agent with a drydock schedule and location of drydock. As soon as available after each Anniversary Date, Borrower shall provide the Administrative Agent with desktop Appraisals on all Pool Vessels in the Collateral.

(j)              Financial Consultant Review. Article VI of the Loan Agreement is hereby amended by adding a new Section 6.23 hereto to read as follows:

Section 6.23 Financial Consultant Review.

Upon request of the Administrative Agent, the Borrower will cooperate, and will cause each of its Subsidiaries to cooperate, with the efforts of the Financial Consultant to review with the Borrower or any of its Subsidiaries and their officers and independent accountants, any aspects of the bi-weekly financial status updates delivered to the Administrative Agent pursuant to Section 6.01(g) of the Agreement.

(k)           Fixed Charge Coverage Ratio. Section 7.01 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.01   Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter occurring during any period set forth below to be less than the ratio set forth below with respect to such period:

Period	Ratio
June 30, 2010	0.75 to 1.00
September 30, 2010	0.50 to 1.00
December 31, 2010	0.50 to 1.00
March 31, 2011	0.60 to 1.00
June 30, 2011	0.60 to 1.00
September 30, 2011	0.70 to 1.00
December 31, 2011	0.70 to 1.00
March 31, 2012	0.75 to 1.00
June 30, 2012 and thereafter	1.05 to 1.00

(l)            Total Funded Debt to EBITDA Ratio. Section 7.03 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.03   Total Funded Debt to EBITDA Ratio.

Borrower shall not permit the Total Funded Debt to EBITDA Ratio at any time during each period set forth below to be greater than the ratio set forth below with respect to such period:

Period	Ratio
June 30, 2010	6.50 to 1.00
September 30, 2010	6.90 to 1.00
December 31, 2010	6.90 to 1.00
March 31, 2011	6.75 to 1.00
June 30, 2011	6.50 to 1.00
September 30, 2011	5.75 to 1.00
December 31, 2011	5.20 to 1.00
March 31, 2012	4.85 to 1.00
June 30, 2012 and thereafter	4.40 to 1.00

(m)           Asset Coverage Ratio. Section 7.04 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.04   Asset Coverage Ratio.

Borrower shall not permit the Asset Coverage Ratio at any time to be less than 1.50 to 1.00.

(n)             No Disposition of Assets. Section 7.07 to the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

Section 7.07   No Disposition of Assets.

Without the prior written consent of Lenders (which shall not be unreasonably withheld), Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly sell, lease (other than a charter of a Pool Vessel permitted under the Mortgage), transfer, assign, abandon, exchange or otherwise relinquish possession or dispose of any part of the Collateral or any material portion of its other assets (including, without limitation, any of the Capital Stock of any of the Subsidiary Guarantors, but

excluding (i) Collateral or other assets that are obsolete or worn out, or equipment disposed of, if worn out, and replaced with equipment of the same or better quality and value, in the ordinary course of business, (ii) sales, leases, transfers, assignments, abandonments, exchanges, relinquishments of possession or dispossessions of Collateral or other assets having an aggregate value not to exceed $1,000,000 during the term hereof), and (iii) with the written consent of the Administrative Agent, sales of Pool Vessels that constitute Collateral with an aggregate sales price of up to $40,000,000 (provided the value of the Pool Vessels sold pursuant to the Nigerian Vessel Sale shall not be included in such calculation) so long as: (1) the average sale price is greater than or equal to the Orderly Liquidation Value of such Pool Vessels in the aggregate (as determined by the most recently delivered Appraisal, which shall be in form and substance satisfactory to the Administrative Agent), (2) the net proceeds thereof shall be applied to and used to reduce, on dollar-for-dollar basis, the outstanding Loan balance in an amount equal to the Orderly Liquidation Value of such Collateral (as determined by the most recently delivered Appraisal, which shall be in form and substance satisfactory to the Administrative Agent) and (3) the outstanding Tranche A Commitment shall be reduced by an amount equal to the Orderly Liquidation Value of such Collateral (as determined by the most recently delivered Appraisal, which shall be in form and substance satisfactory to the Administrative Agent).

(o)           Limitations on Advances and Distributions. Subsection (a) of Section 7.11 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

(a)           Borrower shall not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Distribution, provided that Borrower and the Subsidiaries may make each of the following: (i) dividends by the Borrower payable solely in Capital Stock of the Borrower; (ii) dividends and distributions by any Subsidiary of Borrower payable to Borrower or any other Subsidiary of Borrower; and (iii) cash Distributions by Borrower for any purpose; provided, in the case of this sub-clause (iii) that (A) each of such cash Distributions may not be paid more than once in respect of any fiscal quarter period (each such period for purposes herein, a “Test Quarter”), (B) such cash Distributions paid in respect of any Test Quarter shall not exceed the Maximum Distribution Amount, (C) no such cash Distributions may be paid with respect to a Test Quarter until such time as the financial statements required to be delivered pursuant to clause (i) of Section 6.01(a) in respect of such Test Quarter have been delivered to the Administrative Agent in accordance with clause (i) of Section 6.01(a) and the certificate of the Borrower required to be delivered pursuant to Section 6.01(e) in respect of such Test Quarter has been delivered pursuant to Section 6.01(e), (D) at the time of the declaration of any such cash Distribution, both before and after giving effect thereto, (I) no Default shall have occurred and be continuing or result from any such declaration, (II) Liquidity shall be not less than $17,500,000, (III) the Total Funded Debt to EBITDA ratio shall be less than 5.0 to 1.0, (IV) the Fixed Charge Coverage Ratio (measured on a three month trailing basis) shall be greater than or equal to 1.0 to 1.0 for each of the two fiscal quarters immediately preceding the relevant cash Distribution, provided, however, that in no event shall such test be performed or any cash Distributions declared prior to the end of the fiscal quarter ending March 31, 2011, and (V) the projected Fixed Charge Coverage Ratio (in the good faith estimate of the Borrower) for the four-quarter fiscal period following the fiscal quarter in respect of which such cash Distribution is declared shall be greater than or equal to 1.0 to 1.0; provided, however, the Fixed Charge Coverage Ratio (measured on a three month basis) for at least three of the four fiscal quarters of such four-quarter fiscal period shall be greater than or equal to 1.0 to 1.0, and (E) at the time of the payment of any such cash Distribution, both before and after giving effect to the payment thereof, (I) no Default shall have occurred and be continuing or result from any such payment, (II) Liquidity shall be not less than $17,500,000, (III) the Total Funded Debt to EBITDA ratio shall be less than 5.0 to 1.0, (IV) the Fixed Charge Coverage Ratio (measured on a three month trailing basis) shall be greater than or equal to 1.0 to 1.0 for each of the two fiscal quarters immediately preceding the relevant cash Distribution, provided, however, that in no event shall such test be performed or any cash Distributions be made prior to the end of the fiscal quarter ending March 31, 2011, and (V) the projected Fixed Charge Coverage Ratio (in the good faith estimate of the Borrower) for the four-quarter fiscal period following the fiscal quarter in respect of which such cash Distribution is paid shall be greater than or equal to 1.0 to 1.0; provided, however, the Fixed Charge Coverage Ratio (measured on a three month basis) for at least three of the four fiscal quarters of such four-quarter fiscal period shall be greater than or equal to 1.0 to 1.0.

(a)           Limitations on Other Indebtedness. Section 7.12 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.12         Limitations on Other Indebtedness.

Borrower shall not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;

(ii)           Indebtedness (including but not limited to, vessel operating lease agreements) existing on the date hereof, including any extensions, renewals, refinancings, or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof. For the avoidance of doubt that certain operating lease with Mass Mutual Financial Group (or its Affiliates) respecting DBL 76 may be replaced on terms and conditions not materially different from those provided by the Borrower to the Administrative Agent on August 22, 2010;

(iii)          Indebtedness of a Subsidiary to any other Subsidiary and of any Subsidiary to Borrower;

(iv)          vessel operating lease agreements entered into after the date hereof in the ordinary course of business having a term of one (1) year or less; and

(v)           Indebtedness incurred in connection with Growth CAPEX and Permitted Acquisitions, in an aggregate amount not to exceed $30,000,000 in any fiscal year.

(p)           Capital Expenditures. Section 7.17 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.17 Capital Expenditures.

Borrower shall not make or become obligated to make, and shall not permit any of its Subsidiaries to make or become obligated to make:

(a)     Improvement CAPEX Capital Expenditures in respect of any fiscal year in excess of $15,000,000; or

(b)     Growth CAPEX Capital Expenditures and Permitted Acquisitions in the aggregate amount not to exceed $30,000,000 in any fiscal year, provided however, such Growth CAPEX Capital Expenditures and Permitted Acquisitions shall be funded entirely from equity investments or third party debt. Notwithstanding the foregoing, the Borrower and/or its Subsidiaries may make Capital Expenditures with respect to the construction of vessels for which Borrower or a Subsidiary became obligated prior to the Amendment No. 4 Effective Date.

(q)           Prepayments of Indebtedness; Modification of Indebtedness. Section 7.18 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

Section 7.18         Prepayments of Indebtedness; Modification of Indebtedness.

(a)             Borrower shall not, and shall not permit any Subsidiary to prepay any Indebtedness, except (i) Indebtedness under the Loan Documents; (ii) Indebtedness that, in the good faith determination of the Borrower, is refinanced on terms equal or more favorable to Borrower than the Indebtedness that is being refinanced; or (iii) Indebtedness secured by vessels that do not constitute the Collateral, provided in this case of this subclause (iii) only (x) such non-Collateral vessels are being sold, (y) the Indebtedness secured by such vessels is prepaid simultaneously with such sale, and (z) the Administrative Agent shall have consented to such sale, such consent not to be withheld unreasonably;

(b)           Borrower shall not, and shall not permit any Subsidiary to, amend or otherwise modify the terms of any Indebtedness, the effect of which is to increase the principal amount of any periodic payment thereon or decrease the period in which such payments are to be made.

(r)            Events of Default. Subsection (c) of Section 8.01 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

(c)           Borrower shall fail to observe or perform any covenant, condition or agreement (i) contained in Sections 6.01(g), 6.04, 6.05, 6.06(a),

6.08, 6.10, 6.11, 6.12, 6.14, 7.01, 7.02, 7.03, 7.04, 7.10 or 7.18 hereof; provided, however, that the solely with respect to the covenants, conditions or agreements contained in Section 6.01(g) the Borrower shall have up to an additional five (5) Business Days from the date when such reports referenced in Section 6.01(g) are due to deliver such reports before the failure to deliver such reports becomes an Event of Default;

(s)            Successors and Assigns. Subsection (b) of Section 10.07 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); provided, further, that if such assignee is an Eligible Assignee, the Borrower’s consent shall not be required, (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 and the amount of the assigning Lender’s Commitment shall not be less than $5,000,000.00 after the effectiveness of such assignments, unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00; provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2,11, 2.12 and 10.06 hereof), provided, however, no assignee shall be entitled to receive any greater payment under Section 2.10, 2.12 or 10.06(b) hereof than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee, unless the assignment to such assignee is -made with Borrower’s prior written consent, in which Borrower expressly waives such limitation. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(t)            General. All references to “this Agreement” in the Loan Agreement and to “the Loan Agreement” in the other Loan Documents shall be deemed to refer to the Loan Agreement as amended hereby.

3.             AMENDMENTS TO LETTER.

(a)           The first Sentence of the Third Paragraph of the Letter is hereby deleted in its entirety and the following sentence is substituted therefor:

The Borrower hereby requests that the Administrative Agent and the Lenders execute this Amendment Letter (the “Letter”) to evidence their agreement to continue to negotiate changes in the Relevant Covenants from the date hereof through the earlier of (i) the effective date of that Certain Amendment No. 4 to Amended and Restated Loan and Security Agreement or (ii) September 10, 2010, (the “Period”) and, in the event the Borrower is not in compliance with such Relevant Covenants, to evidence the temporary waiver thereof during the Period by the Administrative Agent and the Lenders.

4.             CONDITIONS TO EFFECTIVENESS. (i) The amendments contained in Section 1 and Section 2 shall be effective upon the satisfaction of each of the following conditions:

(a)           The Administrative Agent (or its counsel) shall have received from Borrower, each Guarantor and the Required Lenders (and solely with respect to the amendment to Section 7.07, the consent of all Lenders) either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)           There shall be delivered to the Administrative Agent a certificate, dated as of the date hereof and signed by the Secretary or an Assistant Secretary of the Borrower and its Subsidiaries, certifying as appropriate as to all corporate or equivalent action taken by such party in connection with this Amendment and the 2010 Equity Issuance together with resolutions of the Borrower and its Subsidiaries evidencing same.

(c)           The Borrower shall have completed the 2010 Equity Issuance and shall have used 100% of the net proceeds of such 2010 Equity Issuance to prepay the Loans, and the 2010 Equity Issuance and prepayment shall occur on or before September 10, 2010.

(d)           The Lenders shall be reasonably satisfied that no material adverse change in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities) or material agreements of K-Sea and its consolidated Affiliates taken as a whole and its Subsidiaries has occurred since March 31, 2010.

(e)           There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in this Amendment and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of Borrower, threatened, seeking to prevent or delay the transactions contemplated by this Amendment or challenging any other terms and provisions hereof or thereof or seeking any damages in connection herewith or therewith.

(f)            The representations and warranties contained in the Loan Agreement shall be true and correct in all material respects, except to the extent such representations and warranties relate to an earlier date and, after giving effect to the amendments set forth herein, no Default or Event of Default shall exist.

(g)           The Administrative Agent shall have received (i) for the account of each Lender that has executed this Amendment, payable on the Amendment No. 4 Effective Date, a fee equal to the product of 0.75% multiplied by such Lender’s Tranche A Commitment and (ii) all other amounts due and payable on or prior to the Amendment No. 4 Effective Date, including all fees payable to the Administrative Agent in connection with this Amendment and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(h)           All legal matters with respect to and all legal documents (including, but not limited to, the Loan Documents) executed in connection with the transactions contemplated by this Amendment shall be satisfactory to counsel for the Administrative Agent.

(i)            Borrower shall have paid the reasonable fees and disbursements of the Financial Consultant in connection with its assessment and review of the operations of the Borrower.

(j)            Borrower shall have paid the reasonable fees and disbursements of counsel to the Administrative Agent in connection with this Amendment.

The Administrative Agent shall notify Borrower and the Lenders of the Amendment No. 4 Effective Date, and such notice shall be conclusive and binding.

(ii)           The amendments contained in Section 3 shall be effective upon the Administrative Agent’s (or its counsel’s) receipt from Borrower, each Guarantor and the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

5.             REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)           The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof and with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect to this Amendment.

(c)           (i) The execution, delivery and performance by Borrower of this Amendment is within its organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of Borrower, (ii) this Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and (iii) neither this Amendment nor the execution, delivery and performance by Borrower hereof: (A) contravenes the terms of Borrower’s organization documents, (B) conflicts with or results in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which Borrower is a party or any order, injunction, writ or decree to which Borrower or its property is subject, or (C) violates any requirement of law.

6.             EFFECT; NO WAIVER.

(a)             Borrower hereby (i) reaffirms and admits the validity and enforceability of the Loan Documents and all of its obligations thereunder and (ii) agrees and admits that it has no existing defenses to or offsets against any such obligation. Except as specifically set forth herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default or Event of Default, whether known or unknown or any right, power or remedy of the Administrative Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement, except as specifically set forth herein.

(b)           Borrower hereby (i) reaffirms all of its agreements and obligations under the Loan Documents, (ii) reaffirms that all Obligations of Borrower under or in connection with the Loan Agreement as amended hereby are “Obligations” as that term is defined in the Loan Documents and (iii) reaffirms that all such Obligations continue to be secured by the Loan Documents, which remain in full force and effect and are hereby ratified and confirmed.

7.             MISCELLANEOUS.

(a)           Borrower shall pay the Administrative Agent upon demand for all reasonable expenses, including reasonable attorneys’ fees and expenses of the Administrative Agent, incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

(b)           THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND DECISIONS OF THE STATE OF NEW YORK.

(c)           This Amendment shall be binding upon Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, the Administrative Agent and the Lenders and the respective successors and assigns of the Administrative Agent and the Lenders.

(d)           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages follow.]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amendment to be executed on its behalf.

K-SEA OPERATING PARTNERSHIP L.P., as Borrower

By: K-Sea OLP GP, LLC, its general partner

By:	/s/ Terrence P. Gill

Name:	Terrence P. Gill

Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, for itself as Lender, and as Administrative Agent and as Collateral Trustee

By:	/s/ Robert F. Pollis, Jr.

Name: Robert F. Pollis, Jr.
Title: Senior Vice President

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

BANK OF AMERICA, N.A. (successor to LaSalle Bank, National Association), as Co-Syndication Agent and Lender

By:	/s/ Michael J. Hammond

Name:	Michael J. Hammond

Title:	SVP

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

CITIBANK, N.A., as Co-Syndication Agent and Lender

By:	/s/ Anthony V. Pantina

Name:	Anthony V. Pantina

Title:	Director

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

CITIZENS BANK OF PENNSYLVANIA, as Co-Documentation Agent and Lender

By:	/s/ Robert Barnhard

Name:	Robert Barnhard

Title:	Senior Vice President

Bob Barnhard
Senior Vice President
Global Restructuring Group
Citizens Bank
28 State Street, 11th FI MS1100
Boston, MA 02109
617 994.7389 tel

ROBERT.BARNHARD@CITIZENSBANK.COM

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

HSBC BANK USA, NATIONAL ASSOCIATION, as Co- Documentation Agent and Lender

By:	/s/ Robert Moravec

Name:	Robert Moravec

Title:	Senior Relationship Manager and Team Leader

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

WELLS FARGO BANK, N.A. (as successor-by-merger to Wachovia Bank, National Association)

By:	/s/ D. Paul Hulbert III

Name:	D. Paul Hulbert III

Title:	Director

K-SEA OPERATING PARTNERSHIP AMENDMENT NO. 4 SIGNATURE PAGE

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned Guarantors hereby (1) consents to the execution and delivery by Borrower of the foregoing Amendment No. 4; (2) agrees that the definition of “Obligations” (and any other term referring to the indebtedness, liabilities and obligations of Borrower to the Administrative Agent or any of the Lenders) in the Parent Guaranty or its Subsidiary Guaranty, as the case may be, and the other Loan Documents shall include the Indebtedness of Borrower under the foregoing Amendment No. 4; (3) agrees that the definition of “Loan Agreement” in the Parent Guaranty or its Subsidiary Guaranty, as the case may be, and the other Loan Documents to which it is a party is hereby amended to mean the Loan Agreement as amended by the foregoing Amendment No. 4; (4) reaffirms its continuing liability under the Parent Guaranty or its Subsidiary Guaranty, as the case may be (as modified hereby); (5) reaffirms all of its agreements and obligations under the Loan Documents to which it is a party; (6) reaffirms that all Obligations of Borrower under or in connection with the Loan Agreement as amended by the foregoing Amendment No. 4 are “Obligations” as that term is defined in the Parent Guaranty or its Subsidiary Guaranty, as the case may be; (7) reaffirms that all such Obligations continue to be secured by the Loan Documents to which it is a party, which remain in full force and effect and are hereby ratified and confirmed; and (8) confirms and agrees that it is a Guarantor and that the Parent Guaranty or its Subsidiary Guaranty, as the case may be, and the other Loan Documents to which it is a party are, and shall continue to be, in full force and effect in accordance with their respective terms.

K-SEA TRANSPORTATION PARTNERS L.P.

By: K-Sea General Partner L.P., its general partner

By:	K-Sea General Partner GP LLC, its general partner

	By:	/s/ Terrence P. Gill
	Name:	Terrence P. Gill
	Title:	Chief Financial Officer

K-SEA TRANSPORTATION INC.

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-SEA TRANSPORTATION LLC

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

SMITH MARITIME LLC

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-SEA HAWAII INC.

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-Sea Amendment No. 4 Acknowledgement and Consent Signature Page

EXHIBIT A
TO
AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

SCHEDULE 2.01

Amendment No. 4 Effective Date Commitments

Lender	Tranche A Commitment	Tranche B Commitment

KeyBank National Association	$23,287,500.00	-0-
Bank of America, N.A.	$22,137,500.00	-0-
Citibank, N.A.	$22,137,500.00	-0-
Citizens Bank of Pennsylvania	$16,387,500.00	-0-
HSBC Bank USA, National Association	$16,387,500.00	-0-
Wells Fargo Bank, N.A.	$14,662,500.00	-0-
Aggregate Commitments	$115,000,000.00	-0-